Investor Contact:

Reid Cox

Director of Investor Relations

& Business Development

(209) 926-3417

rcox@pacwest.com

Pac-West Telecomm Announces New Interconnection Agreement with Verizon Communications

  Agreement provides a measure of regulatory certainty for the next three years
  $5.5 million revenue dispute resolved in Pac-West's favor

Stockton, CA - June 2, 2003 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers and business customers in the western U.S., today announced that it has filed with the California Public Utilities Commission (CPUC) its new interconnection agreement (ICA) with Verizon Communications for operations in California.

The new three-year agreement is consistent with a decision on May 8, 2003 involving an interconnection agreement between Pac-West and SBC Communications. The agreement establishes the rules under which Pac-West and Verizon interconnect their networks so that each carrier's customers can successfully call customers on the other carrier's network, and each carrier will be compensated for the associated costs.

John Sumpter, Pac-West's Vice President of Regulatory, said, "In the past month, we have successfully concluded the negotiation of interconnection agreements with our two largest carrier partners, Verizon and SBC. These agreements provide a measure of certainty for the terms under which we will operate over the next three years. We are very pleased that we have reached successful conclusions, and are now in the process of finalizing the details of each agreement."

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Wally Griffin, Pac-West's Chairman and CEO, said, "One of the issues decided in Pac-West's favor determined that rates established by the FCC do not apply retroactively. The CPUC's decision will allow Pac-West to recognize as revenue $5.5 million in payments previously received from Verizon. There will be no corresponding impact on cash balances as these payments were previously recorded."

Griffin continued, "With the conclusion of these two major interconnection agreements we can now focus on positioning the company for the future, and have retained UBS Warburg as a financial advisor to assist in these efforts."

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West's network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West's web site at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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